Exhibit 99.1

Media Release Media Contact Tatiana Stead tatiana.stead@capitalone.com

For Release: February 27, 2020

Eileen Serra to Join the Capital One Board of Directors
Former Chase Credit Card CEO brings decades of experience to Capital One

McLean, Va., February 27, 2020 - Capital One Financial Corporation (NYSE: COF) today announced that Eileen Serra has been appointed to the company's Board of Directors, effective February 26, 2020. Ms. Serra will stand for election by Capital One shareholders in April 2020.

Ms. Serra served in various leadership roles over the course of her more than 20 years in the financial services industry, which included responsibility for operations, product development, customer engagement, digital transformation, strategic and growth initiatives, and talent management.

"Eileen brings many great strengths to our Board of Directors. She has more than two decades of experience in the banking industry and has a passion for developing products and growing businesses," said Richard D. Fairbank, Chairman and Chief Executive Officer of Capital One. "Capital One is focused on reimagining banking, and Eileen's proven leadership and strategy background will be very valuable as we continue to deliver on our technology transformation and build brand-defining customer experiences. Most of all, Eileen has the wisdom and authenticity to be an outstanding Director and make a big impact on our company for years to come. I'm thrilled to welcome her to Capital One."

A seasoned credit card industry executive, Ms. Serra served in a variety of executive positions at JP Morgan Chase, including as Chief Executive Officer of Chase Card Services from 2012 through 2015. While at Chase, Ms. Serra established and developed successful consumer credit card products and brands, loyalty programs, partner relationships, and digital mobile payment solutions. Most recently, from 2016 until her retirement in February 2018, she served as a Senior Advisor focusing on strategic growth initiatives.

Prior to joining JP Morgan Chase, Ms. Serra was a Managing Director and Head of Private Client Banking Solutions at Merrill Lynch. She also served as Senior Vice President at American Express where, among other responsibilities, she led the Small Business Credit Card and Lending businesses. Prior to American Express, she was a partner at McKinsey & Company. Ms. Serra currently serves as a Director and a member of the Compensation Committee of Gartner, Inc., serves on the Board of Women's Refugee Commission, and a Trustee of the non-profit Family Promise, an organization focused on assisting homeless families.

Ms. Serra has a bachelor’s degree from the University of California at Davis and a Master’s Degree of Business Administration from the University of Chicago Booth School of Business.

About Capital One
Capital One Financial Corporation (www.capitalone.com) is a financial holding company whose subsidiaries, which include Capital One, N.A., and Capital One Bank (USA), N.A., had $262.7 billion in deposits and $390.4 billion in total assets as of December 31, 2019. Headquartered in McLean, Virginia, Capital One offers a broad spectrum of financial products and services to consumers, small businesses and commercial clients through a variety of channels. Capital One, N.A. has branches located primarily in New York, Louisiana, Texas, Maryland, Virginia, New Jersey and the District of Columbia. A Fortune 500 company, Capital One trades on the New York Stock Exchange under the symbol “COF” and is included in the S&P 100 index.

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